UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 7, 2024

TG Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32639	36-3898269
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

3020 Carrington Mill Blvd, Suite 475
Morrisville, North Carolina 27560
(Address of Principal Executive Offices)

(212) 554-4484
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities filed pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Exchange Name
Common Stock	TGTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 7, 2024, TG Therapeutics, Inc. (the “Company”) and its wholly-owned subsidiary, TG Cell Therapy, Inc., entered into a License Agreement (the “License Agreement”) with Precision BioSciences, Inc. (“Precision”), pursuant to which Precision granted the Company certain exclusive and non-exclusive license rights to develop, manufacture, and commercialize Precision’s allogeneic CAR T therapy azercabtagene zapreleucel (“azer-cel”) for the treatment of autoimmune and other non-oncology diseases and conditions (collectively, the “Field”).

Pursuant to the License Agreement, the Company will make an upfront payment to Precision of $7.5 million, consisting of (i) $5.25 million in cash and (ii) $2.25 million, as an equity investment, for the purchase of 2,920,816 shares of Precision’s common stock at a price of $0.77 per share. Within 12 months of the License Agreement, the Company will make a deferred payment of $2.5 million to Precision, consisting of an equity investment in Precision’s common stock at a 100% premium to the 30-day volume-weighted average price (the “30-day VWAP”) prior to purchase. Upon achievement of certain near-term clinical or time-based milestones, the Company will make a $7.5 million payment to Precision, a portion of which will also be an equity investment in Precision’s common stock at a 100% premium to the 30-day VWAP prior to purchase. Precision will be eligible to receive up to $288 million in additional milestone payments based on the achievement of certain clinical, regulatory, and commercial milestones. In addition, the Company is obligated to pay Precision high-single-digit to low-double-digit royalties on net sales of the licensed product on a country-by-country basis until the latest to occur of patent expiration, loss of regulatory exclusivity, and a period of ten years following the first commercial sale of the licensed product in such country. The Company has also agreed to make certain payments to Precision’s licensors during the term of the License Agreement.

Pursuant to the terms of the License Agreement, manufacturing for near-term clinical supply will be provided by a third party that recently acquired the manufacturing facility for azer-cel from Precision at a pre-determined cost.

The License Agreement also grants the Company a right of reference to the third party’s regulatory filings for the development of azer-cel in the Field. The Company must use commercially reasonable efforts to develop and commercialize azer-cel in the Field, including initiation of a Phase 1 clinical trial within a pre-specified timeframe following the effective date of the License Agreement.

Unless earlier terminated, the License Agreement will remain in effect on a licensed product-by-licensed product and country-by-country basis until the expiration of a defined royalty term for each licensed product and country. Precision may terminate the entire License Agreement if: (i) the Company brings a challenge to its patents brought or (ii) the Company ceases active development of azer-cel for a specified period of time. Either party may terminate the License Agreement (i) for material breach by the other party and a failure to cure such breach within the time period specified in the agreement or (ii) the other party’s insolvency.

The Company expects to file the Agreement as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2023. The foregoing is a description of certain terms of the Agreement and is intended to be a summary of the material terms and is qualified in its entirety by reference to the text of the Agreement when filed.

Item 7.01 Regulation FD Disclosure.

On January 10, 2024, the Company issued a press release entitled “TG Therapeutics Provides Preliminary Fourth Quarter and Full Year 2023 Net Revenue and 2024 Anticipated Milestones.”

For purposes of this Item 7.01, the Company is furnishing a copy of the press release, which is attached hereto as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information included in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 hereto), shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release issued by TG Therapeutics, Inc., dated January 10, 2024.

Exhibit 104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TG Therapeutics, Inc.
(Registrant)
Date: January 10, 2024	By:	/s/ Sean A. Power
Sean A. Power
Chief Financial Officer